Exhibit 99.1

Contact: Susan Mesco	Stephen Bingham
NPS Pharmaceuticals, Inc.	JFK Communications, Inc.
908-450-5516	Office: 609-514-5117; Mobile: 908-566-6931
smesco@npsp.com	sbingham@jfkhealth.com

Embargoed until May 19, 2008, 8:30 a.m. (PDT)

DDW Abstract: 212

Phase 3 GATTEX™ Results Presented at Annual Digestive Disease Week Congress Highlight Potential New Treatment in Short Bowel Syndrome

Data Show GATTEX Reduces Parenteral Nutrition Requirements for SBS Patients

San Diego, California, May 19, 2008 – NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) today reported the presentation of Phase 3 data at the annual Digestive Disease Week (DDW) Congress on GATTEX™ (teduglutide), a novel investigational compound that may reduce dependence upon parenteral nutrition (PN) in patients with  intestinal failure associated with short bowel syndrome (SBS).

The Phase 3 study evaluated two doses of GATTEX versus placebo.  Results indicate that GATTEX was generally well-tolerated and effective in reducing the PN requirements of SBS patients, with the lower dose findings showing statistical significance versus placebo.  The company is finalizing a protocol for a Phase 3 confirmatory study, which it expects will begin in the third quarter of 2008.  Stephen O’Keefe, M.D., professor of medicine, University of Pittsburgh, presented the Phase 3 results today at an American Gastroenterological Association (AGA) Institute clinical science plenary session.

“Data from this study show that GATTEX has the potential to reduce or eliminate the need for parenteral nutrition, thereby reducing the complications associated with PN therapy and improving quality of life for patients with intestinal failure due to surgical resection (SBS),” said Dr. O’Keefe. “These latest findings provide further support for the development of GATTEX as a potential first-in-class compound to reduce the dependency of SBS patients on IV fluids and nutrition without adverse side effects.”

The pivotal Phase 3 study evaluated 83 SBS patients who are dependent on PN.  After a PN stabilization and optimization period, patients were randomized to receive low-dose of GATTEX (0.05 mg/kg/day), high-dose GATTEX (0.10 mg/kg/day) or placebo for 24 weeks.  A clinically significant PN response was defined as a weekly reduction of PN requirements of more than 20% at dosing week 20 and maintained through dosing week 24.

Key findings were as follows:

•                  Forty-six percent (46%) of patients who received low-dose GATTEX (n=35) responded and achieved a highly statistically significant reduction in PN compared to placebo (p=0.007).   Twenty-five percent (25%) of patients who received high-dose GATTEX (n=32) responded and showed a trend in the difference between the treatment group and placebo, but this did not reach statistical significance (p=0.161).

•                  GATTEX was generally well-tolerated with no statistical differences in the incidence rates of adverse events or serious adverse events among the treatment groups when compared to placebo.

•                  Two low-dose patients gained independence from and discontinued PN by week 16, and a third high-dose patient discontinued PN at the end of treatment.

•                  The study’s statistical analysis plan required that the results for the high-dose group show statistical significance before considering the results for the low-dose group; however, given GATTEX’s orphan designation for SBS and the statistically strong and clinically meaningful findings in the low-dose group, NPS is in ongoing discussion with the U.S. Food and Drug Administration (FDA) related to the regulatory pathway for GATTEX.  The company is preparing to initiate a Phase 3 confirmatory study in the third quarter of 2008.

•                  Sixty-five of the 71 patients who completed the Phase 3 study enrolled in a 28-week Phase 3-extension study.  Patients who were already receiving GATTEX in the Phase 3 study continued on their dose for an additional 28 weeks for a total of 52 weeks of therapy. Patients who were receiving placebo in the initial Phase 3 clinical study were randomized in the blinded extension study to receive either a low dose of GATTEX (0.05 mg/kg/day) or a high dose of GATTEX (0.10 mg/kg/day) for 28 weeks of therapy.  GATTEX demonstrated a favorable safety profile.  Highly statistically significant reductions in mean PN volume from pretreatment baseline were observed after 52 weeks of GATTEX therapy (24-week Phase 3 study and 28-week extension study).  The company expects full results from the extension study will be presented at a future medical meeting.

AGA Clinical Science Plenary Session

Abstract 212:  “Teduglutide, a Novel GLP-2 Analog, in the Management of Short Bowel Syndrome (SBS) Patients Dependent On Parenteral Nutrition: a Multicenter, Multinational Placebo-Controlled Clinical Trial” by O’Keefe et al.

The clinical benefit of GATTEX presented in the DDW plenary session was demonstrated in a 24-week multicenter Phase 3 study involving 83 patients with SBS. In this study, two different doses of GATTEX (0.05 and 0.1 mg/kg/day) were more effective than placebo in reducing PN requirements. In an intent-to-treat analysis, forty-six percent (46%) of patients receiving the lower dose of GATTEX (n=35) responded and achieved a significant reduction in PN compared to placebo (p=0.007).  Twenty-five percent (25%) of patients receiving the higher dose of GATTEX (n=32) responded and showed a trend in the difference between the treatment group and placebo, but this did not reach statistical significance (p=0.161).

Two patients from the low-dose and one from the high-dose group discontinued PN by week 24.  Both GATTEX doses were also associated with statistically significant increases in trunk lean body mass (p<0.05 vs. placebo) and increases in plasma citrulline (p<0.01 vs. placebo), a potential biomarker of intestinal function in SBS.

These findings are consistent with results from earlier human studies suggesting that GATTEX can enhance physiological adaptation to SBS by amplifying intestinal trophism (influence of nutrition) and absorption. These effects were not associated with an increase in serious adverse events.

Additional Data Being Presented at DDW

Two additional presentations related to GATTEX and SBS will be presented at DDW:

Session:	AGA Institute Short Bowel Syndrome
Abstract title:

757: “Teduglutide, a Glucagon-Like Peptide-2 (GLP-2) Analog, Improves Fluid Balance in Short Bowel Syndrome (SBS) Patients Depending On Parenteral Support (PN)” by Palle B Jeppesen, Bernard Messing, Marek Pertkiewicz, Jane Cyran, Lidia L Demchyshyn, Ronald Kershner.

Type:	Research Forum
Date/Time:	5/20/2008 2:15 PM - 3:45 PM
Location:	Room 30D San Diego Convention Center

Session:	AGA Institute: Novel Diagnostics and Therapeutics in Intestinal Disease
Abstract title:	W1291: “Plasma citrulline acts as a biological marker of intestinal adaptation in a monkey model of short bowel syndrome” by Lidia L. Demchyshyn, Kerri L. Trendler, Clynn Wilker.
Type:	Poster Session
Date/Time:	5/21/2008 8:00 AM - 5:00 PM
Location:	Sails Pavilion San Diego Convention Center

About DDW

DDW is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases, the American Gastroenterological Association (AGA) Institute, the American Society for Gastrointestinal Endoscopy and the Society for Surgery of the Alimentary Tract, DDW takes place May 17-22, 2008, at the San Diego Convention Center, San Diego, CA. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in gastrointestinal (GI) research, medicine and technology. For more information, visit www.ddw.org.

About Short Bowel Syndrome (SBS)

SBS is a highly disabling condition that impairs quality of life and can lead to serious life-threatening complications. SBS typically arises after extensive resection of the bowel. There are an estimated 10,000 to 15,000 SBS patients in North America who are dependent on parenteral nutrition (PN), the cost of which can exceed $100,000 annually per patient. SBS patients suffer from malnutrition, severe diarrhea, dehydration, fatigue, osteopenia, and weight loss due to an inability to absorb adequate amounts of nutrients and water. The goals of current treatment are to maintain fluid, electrolytes and nutrient balances through dietary management, including the use of PN. Long-term complications of the condition may include an increased risk of systemic infections due to the presence of an intravenous feeding line, degenerative changes in the bones and nerves due to vitamin and mineral deficiencies, and liver failure. Potential benefits derived from reduced dependence on intravenous feeding may include improved nutrition, lower rates of infections, and improved quality of life due to more time away from intravenous feeding, which may provide greater mobility and improved sleep. More information about SBS is available on the websites http://www.shortbowel.com and http://www.glucagon.com.

About GATTEX™ (teduglutide)

GATTEX (teduglutide) is a proprietary analog of human glucagon-like peptide 2 that stimulates the repair and regeneration of cells lining the intestine.  GATTEX is in Phase 3 clinical development to reduce dependence on parenteral nutrition (PN) in patients with short bowel syndrome (SBS).  NPS has reported positive findings from recently completed studies in which GATTEX demonstrated a favorable safety profile and significant reductions in mean PN volume from pretreatment baseline were observed.  NPS is also advancing preclinical studies to evaluate teduglutide as a possible treatment for gastrointestinal mucositis, a complication of certain cancer treatments, and necrotizing enterocolitis, a serious gastrointestinal disorder that primarily affects premature infants.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing specialty therapeutics for gastrointestinal and endocrine disorders with high unmet medical need.  The company is currently advancing two late-stage programs.  Teduglutide, a proprietary analog of GLP-2, is in Phase 3 clinical development for intestinal failure associated with short bowel syndrome as GATTEX™ and in preclinical development for gastrointestinal mucositis and necrotizing enterocolitis.  NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is in Phase 2 clinical development as a hormone therapy for hypoparathyroidism.  NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes strategic partnerships with Amgen, GlaxoSmithKline, Janssen, Kirin, and Nycomed.  Additional information is available at http://www.npsp.com.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to NPS’s business include, but are not limited to, the risk of unsuccessfully executing its preclinical and clinical studies with respect to GATTEX and not gaining marketing approvals for GATTEX (teduglutide), as well as other factors expressed in NPS’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

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